Exhibit 4.1

SHAREHOLDER AGREEMENT

BY AND BETWEEN

IBERDROLA, S.A.

AND

AVANGRID, INC.

DATED DECEMBER 16, 2015

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”) is dated December 16, 2015, by and between Iberdrola, S.A., a Spanish company (the “Shareholder”), and Avangrid, Inc., a New York corporation (the “Company”). Each of the Shareholder and the Company is referred to herein as a “Party”, and together as the “Parties”.

R E C I T A L S

WHEREAS, UIL Holdings Corporation, a Connecticut corporation (“UIL”), the Company and Green Merger Sub, Inc., a Connecticut corporation and wholly-owned subsidiary of the Company (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of February 25, 2015 (as it may be supplemented, amended or restated from time to time, the “Merger Agreement”), pursuant to which, among other things, UIL will merge with and into Merger Sub, the corporate existence of UIL will cease and each issued share of UIL’s common stock, of no par value (other than those shares held by UIL (as treasury shares or otherwise)), shall be converted into the right to receive (i) one (1) share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), and (ii) $10.50 in cash;

WHEREAS, pursuant to Section 6.17(f) of the Merger Agreement, prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company shall enter into this Agreement containing the terms set forth on Exhibit C to the Merger Agreement and such other terms agreed to by UIL, the Company and the Shareholder not inconsistent with those set forth on Exhibit C to the Merger Agreement;

WHEREAS, the Parties desire to establish in this Agreement certain rights and obligations with respect to the Common Stock to be Beneficially Owned (as defined herein) by the Shareholder and the Controlled Affiliates (as defined herein) following the Closing, and related matters concerning the Shareholder’s relationship with the Company; and

WHEREAS, UIL has consented to the terms of this Agreement and to the execution and delivery thereof by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS; INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, no Person shall be deemed an Affiliate of another Person by virtue of the fact that both Persons own Common Stock.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 under the Exchange Act as in effect on the date hereof and shall include securities that are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of shares of Common Stock that a Person is deemed to be the beneficial owner of, or to beneficially own, in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates) under a Derivatives Contract shall be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates) is a Receiving Party, with this provision being applied to successive Counterparties as appropriate. Similar terms such as “Beneficially Owned”, “Beneficial Ownership” and “Beneficial Owner” shall have the corresponding meaning.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, NY or Madrid, Spain are authorized or required by Law to close.

“Change of Control Transaction” means (a) the acquisition of the Company by another Person by means of any transaction or series of related transactions (including any stock acquisition, reorganization, merger or consolidation), that results in the holders of the Voting Securities of the Company immediately prior to such transaction or series of related transactions failing to represent, immediately after such transaction or series of transactions, a majority of the total outstanding voting securities of the surviving Person (or the ultimate parent entity thereof), (b) any transaction or series of related transactions, after giving effect to which, in excess of 50% of the Total Voting Power is Beneficially Owned directly, or indirectly through one or more Persons, by any Person and its Affiliates (other than the Shareholder and its Affiliates), or (c) a sale, lease, transfer, disposition or other conveyance of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Closing Shareholder Services” means the services provided by the Shareholder or its Affiliates (other than the Company and its Subsidiaries and Controlled Joint Ventures) to the Company and its Subsidiaries and Controlled Joint Ventures as of the date of this Agreement.

“Company Board” means the board of directors of the Company.

“Controlled Affiliate” means (a) the Shareholder, (b) any Subsidiary of the Shareholder, (c) any Person as to which the Shareholder, directly or indirectly, through one or more intermediaries, possesses the power to (i) vote the capital stock or other equity interests representing 50% or more of the capital stock or other equity interests of such Person, or (ii) designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such Person. For the avoidance of doubt, for purposes of this Agreement, none of the Company and its Subsidiaries shall be deemed a Controlled Affiliate.

“Controlled Joint Ventures” means, with respect to any Person, any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly capital stock or other interests and that is controlled by such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlled by”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Voting Securities specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Voting Securities or other property, without regard to any short position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Director” means a member of the Company Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

“Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405 under the Securities Act.

“Going Private Transaction” means any transaction (or series of related transactions) that results in the Voting Securities listed for trade on a securities exchange immediately prior to the consummation of such transaction (or series of related transactions), or the shares received as consideration in such transaction (or series of related transactions), not being listed for trade on a securities exchange(s) immediately following the consummation of such transaction (or series of related transactions).

“Governmental Authority” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, bureau, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency or securities exchange (including the NYSE), in each case, whether supranational, national, federal, state, county, municipal, provincial, and whether domestic or foreign.

“Independent Director” means any Director who is or would be considered “independent” under the rules of the NYSE (i) with respect to the Company and (ii) assuming such Director was a member of the board of directors of the Shareholder and not of the Company, with respect to the Shareholder.

“Laws” means all applicable laws (including common law), statutes, treaties, codes, ordinances, decrees, rules, regulations, directives or other legal requirements (including those of the SEC, the NYSE and any other securities exchange and securities commission in any jurisdiction) issued, enacted, adopted, promulgated or implemented by any Governmental Authority, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Public Shareholders” means the shareholders of the Company other than the Shareholder and the Controlled Affiliates.

“Registrable Securities” means, at any time, (i) the shares of Common Stock that are Beneficially Owned by the Shareholder or the Controlled Affiliates, and (ii) any other security into or for which the securities referred to in clause (i) has been converted, substituted or exchanged, and any security issued or issuable with respect thereto, in each case, upon any Company stock dividend or stock split, reverse stock split, distribution, combination, consolidation, merger, recapitalization or any similar event; provided, that such securities shall cease to be Registrable Securities when (A) a Registration Statement registering such Registrable Securities under the Securities Act has been declared or becomes effective and such shares of Registrable Securities have been sold or otherwise Transferred by the holder thereof pursuant to such effective Registration Statement, (B) such Registrable Securities are sold or otherwise Transferred pursuant to Rule 144 under circumstances in which any legend borne by such shares of Registrable Securities relating to restrictions on the transferability thereof, under the Securities Act or otherwise, is removed by the Company, (C) such Registrable Securities shall cease to be outstanding, (D) such Registrable Securities are Transferred to any Person that is not a Controlled Affiliate, or (E) such Registrable Securities shall have been otherwise Transferred and may be publicly resold without registration under the Securities Act.

“Registration Statement” means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, counsel, advisors, consultants, agents and contractors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Issuance” means an issuance by the Company of additional Voting Securities other than issuances in connection with any stock split, subdivision, stock dividend (including dividends on preferred stock whether in the form of shares of preferred stock or common stock) or pro rata recapitalization (including any exchange of one or more series of preferred stock for another series of preferred stock) by the Company.

“Subject Securities” means the Voting Securities that are the subject of a particular Subject Issuance.

“Subsidiary” means, with respect to any Person, any entity in which such Person owns, directly or indirectly, capital stock or other interests representing more than 50% of the aggregate equity interest in such entity.

“Total Voting Power” means, at any time, the total number of Votes represented by all Voting Securities outstanding at such time.

“Transfer” means any direct or indirect, sale, transfer or other similar disposition (whether by merger, consolidation or otherwise by operation of law) to any Person; provided, however, that any Transfer of any equity interests of the Shareholder or any direct or indirect equity holder of the Shareholder, shall not be deemed to be a Transfer for purposes of this Agreement.

“Unaffiliated Committee” means a committee of the Company Board comprised solely of Independent Directors; provided, however, that Mr. Arnold L. Chase, for so long as he is a Director, shall be permitted to serve as a member of the Unaffiliated Committee irrespective of whether he qualifies as an Independent Director hereunder.

“Votes” means votes entitled to be cast generally in the election of directors of the Company Board, assuming the conversion of any securities of the Company then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of directors.

“Voting Power” means, with respect to any Person, at any time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities Beneficially Owned by such Person that are outstanding at such time to (b) the Total Voting Power outstanding at such time. Any references to, and the calculation of, the Shareholder’s Voting Power in this Agreement shall include, without duplication, the Voting Power of the Shareholder and any Voting Power of any of the Controlled Affiliates.

“Voting Securities” means (a) the Common Stock, and (b) shares of any other class of capital stock of the Company then entitled to vote generally in the election of directors.

The terms listed below are defined in the Sections set forth opposite each such defined term.

Term	Section
AAA Rules	8.10(b)
Additional Subject Securities Purchase	4.1(a)
Agreement	Preamble
Closing	Preamble
Common Stock	Preamble
Company	Preamble
Contractual Preemptive Rights	4.2
Demand Registration	3.1(a)
Demand Registration Statement	3.1(b)
Earliest Initiation Date	8.10(a)
Form S-3	3.3(a)
Legends	8.2(a)
Liabilities	3.9(a)
Liability	3.9(a)
Lockup Period	6.1(a)
Merger Agreement	Preamble
Merger Sub	Preamble
Notice Period	4.1(b)
NYSE Approval Expiration	4.2
NYSE Approval Resolution	4.2
Parties	Preamble
Party	Preamble
Piggyback Registration	3.2(a)
Piggyback Registration Statement	3.2(a)
Preemptive Rights Closing Date	4.1(c)
Registrable Amount	3.1(a)
Registration Expenses	3.7
Request for Arbitration	8.10(a)
S-3 Eligible	3.3(a)
Shareholder	Preamble
Shelf Registration Effectiveness Period	3.3(b)
Shelf Registration Statement	3.3(a)
Shelf Underwritten Offering	3.3(d)
Suspension Notice	3.4(b)
Suspension Period	3.4(a)
Transferee Adoption Agreement	4.4
UIL	Preamble
UIL Director	5.1(a)

Section 1.2 Interpretations. Except as expressly set forth in this Agreement or unless the context expressly otherwise requires:

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d) References herein to any gender include the other gender.

(e) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(i) The Company, on the one hand, and the Shareholder, on the other hand, have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such Parties and no presumption or burden of proof shall arise favoring or disfavoring any such Party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by the Shareholder, is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability of this Agreement may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, (ii) general principles of equity, and (iii) Laws relating to rights to indemnity.

Section 2.2 Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof as follows:

(a) The Shareholder is a company duly organized and validly existing under the Laws of Spain and has all necessary company power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Shareholder and all necessary and appropriate action has been taken by the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization and valid execution and delivery by the Company, is a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except to the extent that the enforceability of this Agreement may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, (ii) general principles of equity, and (iii)  Laws relating to rights to indemnity.

ARTICLE III.

REGISTRATION RIGHTS

Section 3.1 Demand Registration Rights.

(a) Subject to Section 3.1(b), at any time, and from time to time, after the Closing, the Shareholder may, by written notice to the Company, request a registration under the Securities Act of all or part of the Registrable Securities, including any Registrable Securities held by a Controlled Affiliate (a “Demand Registration”); provided that a valid and effective Shelf Registration Statement shall not be available for the unrestricted (including as to volume, timing, recipients, manner of sale or otherwise that would not be applicable without a valid and effective Registration Statement) sale of such Registrable Securities at such time; and provided, further, that (A) the registration is for shares of Registrable Securities in the aggregate representing one percent (1%) or more of the number of shares of Common Stock outstanding at such time, or (B) the reasonably anticipated aggregate offering price of such underwritten registration, before underwriting discounts and commissions, is thirty million dollars ($30,000,000) or more (the percentage in (A) or the amount in (B), the “Registrable Amount”). Subject to the foregoing, such notice shall specify the aggregate amount of shares of Registrable Securities to be registered pursuant to the Demand Registration and intended method of distribution thereof, including an underwritten public offering, at the sole discretion of the Shareholder. The Shareholder agrees to promptly provide the Company with such information in connection with a Demand Registration as may be reasonably requested by the Company to ensure that the Demand Registration Statement complies with the requirements of applicable Law.

(b) After the Company’s receipt of the Shareholder’s written notice requesting a Demand Registration, the Company shall file as promptly as reasonably practicable, but subject to Section 3.4, on such registration form for which the Company is eligible under the rules and regulations of the SEC as shall be determined by the Company and reasonably acceptable to the Shareholder, including, to the extent permissible, an automatically effective registration statement or an existing effective registration statement filed with the SEC. The Company shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable after receiving a request for a Demand Registration or, if an existing effective registration statement has previously been filed and remains effective that permits the Demand Registration without the filing of a new registration statement, the Company shall file as soon as reasonably practicable a prospectus supplement covering such number of shares of Registrable Securities as requested by the Shareholder to be included in the Demand Registration, subject to Section 3.1(a). The Registration Statement referred to above is hereinafter referred to as a “Demand Registration Statement”.

(c) The Shareholder shall be entitled to request an unlimited amount of Demand Registrations pursuant to Section 3.1(a) until such time as the Shareholder Beneficially Owns less than a Registrable Amount; provided, however, that the Company will not be obligated to effect a requested Demand Registration or Shelf Underwritten Offering (i) more than three (3) times in any twelve (12)-month period or (ii) within 90 days after the effective date of a Demand Registration Statement or prospectus supplement thereunder, a Piggyback Registration Statement or a Shelf Underwritten Offering, in each case with respect to Registrable Securities. Except as set forth in Section 3.5, a registration shall not count as one (1) of the three (3) permitted Demand Registrations and Shelf Underwritten Offerings per twelve (12)-month period until (i) the related Demand Registration Statement has been declared effective by the SEC or, if applicable, the filing of the prospectus supplement, and (ii) unless the Demand Registration Statement remains effective for the ninety (90) day period set forth in Section 3.1(d).

(d) After any Demand Registration Statement filed pursuant to this Agreement has become effective or a prospectus supplement has been filed, the Company shall use its reasonable best efforts to keep such Demand Registration Statement continuously effective for a period of at least ninety (90) days (plus the duration of any Suspension Period) from the date on which the SEC declares such Demand Registration effective or, if applicable, from the date of filing of the prospectus supplement, or such shorter period that shall terminate when all of the Registrable Securities are sold subject to such Demand Registration Statement in accordance with the plan of distribution set forth therein.

(e) If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an underwritten offering, a nationally recognized investment bank engaged in connection with such Demand Registration) advises the Company, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is advised by such underwriter or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Shareholder, which, in the opinion of the managing underwriter can be sold without adversely affecting the marketability of the offering, (ii) second, securities the Company proposes to sell, and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the number of such other securities requested to be included or such other method determined by the Company.

(f) If a requested registration pursuant to this Section 3.1 involves an underwritten offering, the Company shall have the right to select the managing underwriter, or managing underwriters, to administer any Demand Registration; provided, that any such managing underwriter shall be a nationally recognized investment banking firm that is reasonably acceptable to the Shareholder. The managing underwriter or managing underwriters selected by the Company shall be deemed to be acceptable to the Shareholder unless notice to the contrary has been received by the Company within five business days after the Company has provided the Shareholder with notice of the identity of the managing underwriter or managing underwriters it has selected. The Shareholder shall have the exclusive right to approve the pricing of the Registrable Securities offered pursuant to any Demand Registration, the applicable underwriting discount and other financial terms of any Demand Registration.

Section 3.2 Piggyback Registration Rights.

(a) Whenever the Company proposes to publicly sell in an underwritten offering or register for sale any of its equity securities pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or, in each case, pursuant to any similar successor forms thereto), whether for its own account or for the account of one or more securityholders of the Company (a “Piggyback Registration”), the Company shall give written notice to the Shareholder at least fifteen (15) Business Days (or if such notice period is not practicable under the circumstances, the Company shall use its reasonable best efforts to provide the maximum prior written notice as is reasonably practicable under the circumstances, but in no event less than ten (10) Business Days) prior to the initial filing of such Piggyback Registration Statement or the date of the commencement of any such offering of its intention to effect such sale or registration, including the anticipated filing date of the Piggyback Registration Statement, the estimated number, and the class, of shares of equity securities to be included in such Piggyback Registration Statement, the proposed method of distribution, the proposed managing underwriter or underwriters (if any) and a good faith estimate by the Company of the proposed minimum offering price of such securities and, subject to Section 3.2(b) and Section 3.2(c), shall include in such Piggyback Registration Statement all Registrable Securities (including any Registrable Securities held by any Controlled Affiliate) of the same class of the securities that are being registered and that are the subject of the offering with respect to which the Company has received a written request from the Shareholder for inclusion therein within five (5) Business Days of the Shareholder’s receipt of the Company’s notice. The Shareholder agrees to provide the Company with such information promptly in connection with a Piggyback Registration as may be reasonably requested by the Company to ensure that the Piggyback Registration Statement complies with the requirements of applicable Law. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, without prejudice to the Shareholder’s right to immediately request a Demand Registration hereunder.

(b) If a Piggyback Registration is initiated as an underwritten primary registration on behalf of the Company, and the managing underwriter advises the Company that in its reasonable opinion the number of equity securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on the price or success of such offering, then the Company shall include in such registration the maximum number of shares that such underwriter advises in good faith can be so sold without having such adverse effect, allocated (i) first, to the equity securities the Company proposes to sell, (ii) second, to the equity securities (of the same class of the securities being registered and that are the subject of the offering) requested to be included in such Piggyback Registration by the Shareholder, and (iii) third, other equity securities (of the same class of the securities being registered and that are the subject of the offering) requested to be included in such Piggyback Registration by other security holders (other than the Shareholder) of the Company (if any), pro rata among such holders on the basis of the percentage of the then-outstanding shares requested to be registered by them or on such basis as such holders may agree among themselves and the Company. Such allocation is without prejudice to the Shareholder’s right to immediately request a Demand Registration hereunder.

(c) No registration of Registrable Securities effected pursuant to this Section 3.2 shall be deemed to have been effected pursuant to Section 3.1 or Section 3.3 or shall relieve the Company of any of its obligations under Section 3.1 or Section 3.3.

Section 3.3 Shelf Registration.

(a) At any time after the first (1st) anniversary of the Closing, the Shareholder may by written notice delivered to the Company require the Company to (i) file as promptly as practicable, and to use its reasonable best efforts to cause to be declared effective by the SEC as soon as practicable after such filing, (x) a registration statement on Form S-3 or a successor form (any such form, a “Form S-3”), if the Company is then eligible to file registration statement on Form S-3 (“S-3 Eligible”), or (y) any other appropriate form under the Securities Act for the type of offering contemplated by the Shareholder, if the Company is not then S-3 Eligible, or (ii) use an existing Form S-3 filed with the SEC, in each case providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of all or part of the Registrable Securities; provided, that such Registrable Securities equal or exceed the Registrable Amount. The Registration Statement referred to above is hereinafter referred to as a “Shelf Registration Statement”.

(b) Subject to Section 3.4, the Company will use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise (the “Shelf Registration Effectiveness Period”).

(c) At the request of the Shareholder, and until such time as the Shareholder Beneficially Owns less than a Registrable Amount, the Company shall prepare and file such additional Registration Statements as necessary to maintain continuously effective shelf registration statements, and use its reasonable best efforts to cause such Registration Statements to be declared effective by the SEC so that a Shelf Registration Statement remains continuously effective, subject to Section 3.4, with respect to resales of Registrable Securities as and for the periods required under Section 3.3(b), such subsequent Registration Statements to constitute a Shelf Registration Statement hereunder.

(d) At any time, and from time to time, during the Shelf Registration Effectiveness Period (except during a Suspension Period), the Shareholder may notify the Company of its intent to sell Registrable Securities covered by the Shelf Registration Statement (in whole or in part) in an underwritten offering (a “Shelf Underwritten Offering”); provided, that the Company shall not be obligated to participate in Shelf Underwritten Offerings or Demand Registrations (i) more than three (3) times in any twelve (12)-month period or (ii) within 90 days after the effective date of a Demand Registration Statement or prospectus supplement thereunder, a Piggyback Registration Statement or a Shelf Underwritten Offering, in each case with respect to Registrable Securities. Such notice shall specify the aggregate number of Registrable Securities requested to be registered in such Shelf Underwritten Offering. Upon receipt by the Company of such notice, the Company shall promptly comply with the applicable provisions of this Agreement, including those provisions of Section 3.7 relating to the Company’s obligation to make filings with the SEC, assist in the preparation and filing with the SEC of prospectus supplements and amendments to the Shelf Registration Statement, participate in “road shows”, agree to customary “lock-up” agreements with respect to the Company’s securities and obtain “comfort” letters, and shall take such other actions as are reasonably necessary or appropriate to permit the consummation of such Shelf Underwritten Offering as promptly as practicable. Each Shelf Underwritten Offering shall be for the sale of a number of Registrable Securities equal to or greater than the Registrable Amount. In any Shelf Underwritten Offering, the Company shall have the right to select the managing underwriter, or managing underwriters, to administer any Shelf Underwritten Offering; provided, that any such managing underwriter shall be a nationally recognized investment banking firm that is reasonably acceptable to the Shareholder. The Shareholder shall have the exclusive right to approve the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering, the applicable underwriting discount and other financial terms of any Shelf Underwritten Offering. The Shareholder agrees to provide the Company with such information promptly in connection with a Shelf Registration Statement or a Shelf Underwritten Offering as may be reasonably requested by the Company to ensure that such Shelf Registration Statement or Shelf Underwritten Offering complies with the requirements of applicable Law.

(e) If, in connection with a Shelf Underwritten Offering, any managing underwriter advises the Company, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Shelf Underwritten Offering would adversely affect the marketability or price of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such Shelf Underwritten Offering only such securities as the Company is advised by such underwriter or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Shareholder, (ii) second, securities the Company proposes to sell, and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the number of such other securities requested to be included or such other method determined by the Company.

Section 3.4 Suspension of Use of Registration Statement.

(a) The Company may postpone the filing or the effectiveness of a Demand Registration Statement (or suspend the use of any Prospectus or Shelf Registration Statement) (a “Suspension”), for a reasonable length of time not in excess of sixty (60) days, but in no event more than twice in any twelve (12)-month period if (i) based on the reasonable, good faith judgment of the Company Board, such postponement is necessary in order to avoid premature disclosure of a matter that the Company Board has determined would not be in the best interest of the Company to be disclosed at such time and, as a result of such determination, the Directors and executive officers of the Company are restricted from selling the Company’s securities during such additional period (other than pursuant to a preexisting 10b5-1 plan), (ii) the Company cannot obtain, after using its reasonable best efforts, financial information (or information used to prepare such information) from any third party necessary for inclusion in such Registration Statement or Prospectus, or (iii) if, in the reasonable, good faith judgment of the Company Board, the filing of such Registration Statement or Prospectus would reasonably be expected to (A) materially interfere with or materially delay a financing, merger, sale or acquisition of assets, recapitalization or other similar corporate action of the Company approved by the Company Board that is pending or expected by the Company to occur or be announced during the delay period, (B) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the Company or (C) have a material adverse effect on the Company or its business (any such period, a “Suspension Period”).

(b) In the event of a Suspension of a Demand Registration or Shelf Underwritten Offering, the Shareholder shall be entitled, at any time after receiving notice of such Suspension from the Company (a “Suspension Notice”), to withdraw its request for a Demand Registration or Shelf Underwritten Offering and, if such request is withdrawn, such Demand Registration or Shelf Underwritten Offering shall not count as one of the three (3) permitted Demand Registrations or Shelf Underwritten Offerings per twelve (12)-month period pursuant to Section 3.1(c) and Section 3.3(d).

(c) Upon delivery by the Company to the Shareholder of any Suspension Notice, the Shareholder shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such notice strictly confidential, and during any Suspension Period, promptly halt any offer, sale, trading or Transfer by it of any Registrable Securities pursuant to the Demand Registration Statement or Shelf Registration Statement (as applicable) for the duration of the Suspension Period set forth in such Suspension Notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Securities for the duration of the Suspension Period set forth in such Suspension Notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.

Section 3.5 Withdrawal Rights.

(a) After the Shareholder has notified or directed the Company to include any or all of its Registrable Securities in a Demand Registration or Shelf Underwritten Offering, it shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration or inclusion in such Demand Registration or Shelf Underwritten Offering by giving written notice to such effect to the Company prior to the effective date of such registration statement or the pricing of such Demand Registration or Shelf Underwritten Offering, provided that in the event of such a withdrawal with respect to all of such Registrable Securities where there are no other securities of the Company included (or to be included) in such Demand Registration or Shelf Underwritten Offering, (i) the Shareholder promptly reimburses the Company for all of the Company’s reasonable out-of-pocket documented Registration Expenses (other than internal expenses) with respect to such registration statement or Shelf Underwritten Offering and (ii) the Shareholder shall not make another request for a Demand Registration or Shelf Underwritten Offering with respect to Registrable Securities during the forty-five (45) days following the date of such withdrawal, and provided further that in no event shall the number of Registrable Securities included in a Demand Registration or Shelf Underwritten Offering after any such partial withdrawal be less than the Registrable Amount. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration or Shelf Underwritten Offering and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn. Any registration statement withdrawn or not filed or Shelf Underwritten Offering not completed in accordance with an election by the Shareholder prior to the effectiveness of the applicable Demand Registration Statement or pricing of the applicable Shelf Underwritten Offering for any reason shall not be counted as one (1) of the three (3) permitted Demand Registrations and Shelf Underwritten Offerings per twelve (12)-month period pursuant to Section 3.1(c) and Section 3.3(d), provided the Shareholder satisfies the other requirements of this Section 3.5(a).

Section 3.6 Registration Procedures.

(a) Whenever the Shareholder requests that any Registrable Securities be registered or sold pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended offering, and pursuant thereto the Company shall as soon as reasonably practicable (unless otherwise stated below and except as otherwise provided in this Article III):

(i) prepare and file with the SEC, as applicable, (A) a Registration Statement on the appropriate form under the Securities Act for which the Company is eligible under the rules and regulations of the SEC as shall be determined by the Company, including, to the extent permissible, an automatically effective registration statement or an existing effective registration statement filed with the SEC, which shall be reasonably acceptable to the Shareholder, with respect to such Registrable Securities and the Company shall use its reasonable best efforts to cause such Registration Statement to become effective, and/or (B) the prospectus supplement to an existing effective registration statement filed with the SEC; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any (I) Free Writing Prospectus, or (II) prospectus supplement for a shelf takedown) provide to the Shareholder and the managing underwriter(s), copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus, and the Shareholder (and the managing underwriter(s)) shall have the opportunity to review and comment thereon, and the Company shall (x) make such changes and additions thereto as may be reasonably requested by the Shareholder (and, if applicable, the managing underwriter(s)) prior to such filing, unless the Company reasonably objects to such changes or additions, and (y) except in the case of a registration under Section 3.2, not file any Registration Statement hereunder or Prospectus or amendments or supplements thereto to which the underwriters, if any, or the Shareholder shall reasonably object unless the failure to file would violate applicable Law;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep such Registration Statement continuously effective (A) in the case of a Demand Registration Statement, for the period of time required by Section 3.1(d), (B) in the case of a Piggyback Registration Statement, for ninety (90) days from the date on which the SEC declares such Piggyback Registration Statement effective (plus the duration of any Suspension Period), or such shorter period as is necessary to complete the distribution of the securities covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended offering by the Shareholder set forth in such Registration Statement or prospectus supplement, or (C) in the case of a Shelf Registration Statement, for the period of time required by Section 3.3(d);

(iii) furnish to the Shareholder such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Shareholder and any managing underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(iv) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions (domestic or foreign) as the Shareholder and any underwriter(s) reasonably requests in writing and use its reasonable best efforts to do any and all other acts and things that may reasonably be necessary or advisable to enable the Shareholder and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required to, where it would not otherwise but for this Section 3.6(a)(iv) (A) qualify generally to do business in any jurisdiction, (B) subject itself to taxation in any such jurisdiction, (C) consent to general service of process in any such jurisdiction, or (D) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement;

(v) notify the Shareholder and any managing underwriter(s) at any time when a Prospectus relating thereto is required to be delivered or made available under the Securities Act, of the occurrence of any event as a result of which information furnished by the Company (or information otherwise known to the Company to contain an untrue statement of material fact or to omit to state any material fact necessary to make the statements therein not misleading) and used in the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading, and, without any further request from the Shareholder or any underwriter(s), the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(vi) (A) enter into such customary agreements (including an underwriting agreement and “lock-up” agreements in customary form), which, if reasonably requested by the managing underwriter(s), shall include indemnification provisions in favor of underwriters and other Persons, (B) take all such other actions as the Shareholder or the managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including causing senior management and other Company personnel (including Directors) to reasonably cooperate with the Shareholder and the underwriter(s) in connection with performing due diligence), and (C) cause its counsel to issue opinions of counsel addressed and delivered to the underwriter(s) in form, substance and scope as are customary for opinions of counsel of an issuer in underwritten offerings, subject to customary limitations, assumptions and exclusions;

(vii) if reasonably requested by the Shareholder, use its reasonable best efforts to cause officers of the Company to be available to participate in, and to reasonably cooperate with the managing underwriter(s) in connection with marketing activities that are customary for similar transactions (including select conference calls, one-on-one meetings with prospective purchasers and “road shows”);

(viii) make available for inspection by the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or such underwriter, at reasonable times and in a reasonable manner, all pertinent financial and other records, corporate documents and properties of the Company, and cause the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss and to supply all information reasonably requested by the Shareholder, sales or placement agent, underwriter, attorney, accountant or agent to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act in connection with such Registration Statement; provided, that the foregoing investigation and information gathering shall be coordinated on behalf of such parties by one firm of counsel designated by and on behalf of such parties; and, provided, further, that if any such information is identified by the Company as being confidential or proprietary, each Person receiving such information shall agree, in customary form, to take such actions as are necessary to protect the confidentiality of such information if requested by the Company, unless (a) the release of such information is required (by deposition, interrogatory, requests for information or documents by a Governmental Authority, subpoena or similar process) to be disclosed by applicable Law, (b) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (c) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company, other than through a breach of this or any other agreement with the Company of which breach such Person has knowledge, or (d) such information is independently developed by such Person without the use of such confidential or proprietary information;

(ix) maintain or provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement or prospectus supplement, as applicable;

(x) if requested by the managing underwriter(s) of an underwritten offering, use its reasonable best efforts to cause to be delivered, upon the pricing of any underwritten offering, and at the time of closing of the sale of Registrable Securities pursuant thereto, “comfort” letters from the Company’s independent public accountants addressed to the underwriter(s) stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by “comfort” letters of the independent registered public accountants delivered in connection with primary underwritten public offerings;

(xi) cause all Registrable Securities covered by such registration to be listed on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed;

(xii) promptly notify the Shareholder and any managing underwriter(s) (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement, post-effective amendment to the Registration Statement or Free Writing Prospectus has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any written request by the SEC for amendments or supplements to the Registration Statement or Prospectus, (C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction, and (E) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in any material respect;

(xiii) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus;

(xiv) if reasonably requested by the Shareholder or any underwriter, promptly incorporate in the Registration Statement or any Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the Shareholder or such underwriter may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities;

(xv) reasonably cooperate with the Shareholder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.; and

(xvi) use its reasonable best efforts to comply with all applicable securities Laws and make available to its securityholders party hereto, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

(b) The Company shall make available to the Shareholder (i) as soon as reasonably practicable after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, an executed copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, and (ii) such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as the Shareholder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Company shall as soon as reasonably practicable notify the Shareholder of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any prospectus supplement in connection therewith. The Company shall as soon as reasonably practicable respond to any and all comments received from the SEC or the staff of the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review. The Shareholder shall furnish to the Company information regarding the Shareholder and the distribution of such securities as the Company reasonably and in good faith determines is legally required, based on the advice of counsel, to be included (and only to the extent so required) in any Registration Statement or any Prospectus supplement in connection therewith, including any information required to be disclosed in order to make any information previously furnished to the Company by the Shareholder not materially misleading or which is necessary to cause such Registration Statement or prospectus supplement not to omit a material fact with respect to the Shareholder.

(c) Upon notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D) or (E) of Section 3.6(a)(xii) or, and without limiting Section 3.4, upon notice from the Company of the happening of any event (including any event contemplated by Section 3.4(a)) as a result of which the Prospectus included in such Registration Statement (including any prospectus supplement in connection therewith, as applicable) contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading (such notice, also a “Suspension Notice”), the Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement or Prospectus for a reasonable length of time until the Shareholder is advised in writing by the Company that the use of the Prospectus may be resumed and, if necessary, is furnished with a supplemented or amended Prospectus as contemplated by Section 3.6(a). If the Company shall give the Shareholder any such notice, the Company shall extend the period of time during which the Company is required to maintain the applicable Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date the Shareholder either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 3.6(a) (also a “Suspension Period”). In any event, and without limiting Section 3.4, the Company shall not be entitled to deliver collectively more than a total of three (3) Suspension Notices under either Section 3.4 or this Section 3.6(c) in any twelve (12)-month period.

(d) The Shareholder’s right to participate in any underwritten offering pursuant to this Article III shall be conditioned on the Shareholder (i) entering into “lock-up” agreements in customary form and acting in accordance with the terms and conditions thereof and (ii) entering into an underwriting agreement in customary form and acting in accordance with the terms and conditions thereof, including the completion and execution of all questionnaires, powers-of-attorney and other documents reasonably required under the terms of such underwriting agreement.

Section 3.7 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees (including SEC registration fees and Financial Industry Regulatory Authority, Inc. filing fees), fees and expenses incurred in connection with compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, except as provided in Section 3.5. In addition, the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. Notwithstanding anything to the contrary contained herein, Registration Expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities. Except as provided in Section 3.5, the obligation of the Company to bear the expenses described in this Section 3.7 shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or is suspended. For the avoidance of doubt, without limiting anything contained in this Section 3.7, the Shareholder’s expenses, including underwriting fees, legal fees, printing expenses and such other expenses that are not Registration Expanses shall be borne by the Shareholder.

Section 3.8 Holdback Agreements. If requested by the Company or the managing underwriter of an underwritten offering of the Company’s securities pursuant to this Article III, the Shareholder shall agree not to sell or otherwise transfer or dispose of any securities of the Company (other than pursuant to such underwritten offering) during the period five (5) days prior to and ninety (90) days (or such shorter period that the managing underwriter or the Company, as the case may be, requests) following the effective date of the Registration Statement relating to the underwritten offering of the Company’s securities or the date of filing the prospectus supplement in the case of a shelf takedown, as applicable, unless the managing underwriter agrees to such sale or distribution; provided, however, that the Shareholder shall not be obligated to comply with this Section 3.8 more than once in any twelve (12)-month period for any underwritten offering in which the Shareholder is not participating. At the request of the managing underwriter, if the Shareholder enters into a holdback agreement as set forth above, the Company will enter into an analogous agreement of the same duration.

Section 3.9 Indemnification.

(a) Subject to applicable Law, the Company shall indemnify, defend and hold harmless the Shareholder, its directors, officers, Affiliates, agents and representatives (and the partners, officers, directors, employees and shareholders thereof) from and against any and all losses, claims, damages, liabilities, fees (including reasonable attorneys’ fees) and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, preliminary Prospectus, Free Writing Prospectus or final Prospectus or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary Prospectus, Free Writing Prospectus or final Prospectus in reliance on and in conformity with information furnished in writing to the Company by the Shareholder expressly for use therein, or by the Shareholder’s failure to furnish the Company, upon reasonable request, with the information with respect to the Shareholder, or any underwriter or Representative of the Shareholder, or the Shareholder’s intended method of distribution, that is the subject of the untrue statement or omission.

(b) The Shareholder shall indemnify, defend and hold harmless the Company, its directors, officers, agents and representatives from and against any and all Liabilities arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, preliminary Prospectus, Free Writing Prospectus or final Prospectus or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, but only if such statement or alleged statement or omission or alleged omission was made in reliance on and in conformity with information furnished to the Company in writing by the Shareholder expressly for use therein.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) The indemnification provided for under this Section 3.9 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e) If the indemnification provided for pursuant to this Section 3.9 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any Liabilities, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that result in such Liabilities as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into with the Shareholder’s written consent in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 3.10 Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it shall take such further action as the Shareholder may reasonably request to make available adequate current public information with respect to the Company meeting the public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Shareholder or any of the Controlled Affiliates to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

ARTICLE IV.

PREEMPTIVE AND OTHER RIGHTS

Section 4.1 Preemptive Rights.

(a) Subject to Section 4.2, from and after the Closing, at any time that the Company effects a Subject Issuance, the Shareholder shall have the right to purchase from the Company for cash additional Subject Securities (in each instance, an “Additional Subject Securities Purchase”), such that following such respective Subject Issuance and such Additional Subject Securities Purchase, the Shareholder’s Voting Power will be the same as the Shareholder’s Voting Power immediately prior to such Subject Issuance.

(b) Prior to any Subject Issuance, and no later than the date on which the Company Board approves such Subject Issuance, the Company shall provide the Shareholder with ten (10) Business Days’ prior written notice of such Subject Issuance or, if earlier, the expected date of entry by the Company into a binding agreement to effect such Subject Issuance (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice as is reasonably practicable but, in no event, less than five (5) Business Days’ prior written notice) (such period between such notice and the date of the Subject Issuance or the expected date of entry into such contract, if applicable, the “Notice Period”) of such proposed Subject Issuance (including, in the case of a registered public offering and to the extent reasonably available, a copy of the prospectus included in the registration statement filed in respect of such offering or, in the case of an offering exempt from registration, the private placing memorandum or similar offering documents in respect of such offering), (i) describing (A) the anticipated amount of Subject Securities, price and other material terms upon which the Company offers to sell Subject Securities to the Shareholder, and (B) the number of Subject Securities the Shareholder is entitled to purchase pursuant to this Article IV, and (ii) containing a binding offer to sell Subject Securities to the Shareholder subject to the consummation of the Subject Issuance. If prior to any such Subject Issuance, there is a material change in the terms of such Subject Issuance, then prior to such Subject Issuance, the Company shall provide the Shareholder with fifteen (15) Business Days’ prior written notice (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice as is reasonably practicable but, in no event, less than ten (10) Business Days’ prior written notice) describing such change (such period between such notice and the date of the Subject Issuance, also a “Notice Period”).

(c) The Shareholder may exercise its right to effect an Additional Subject Securities Purchase by providing written notice to the Company (i) in the event of a Subject Issuance for cash consideration, at least two (2) Business Days prior to the expiration of the Notice Period or (ii) in the event of a Subject Issuance for non-cash consideration, at least five (5) Business Days prior to the expiration of the Notice Period (or, if the Notice Period is less than five (5) Business Days, within two (2) Business Days of the date that such notice is given). The Shareholder’s notice must indicate the specific amount of Subject Securities that the Shareholder desires to purchase, subject to Section 4.1(a). Except as provided in Section 4.1(d) and Section 4.1(e), the Shareholder shall effect the Additional Subject Securities Purchase that it has elected to purchase concurrently with the Subject Issuance (the date of consummation of such transactions being referred to as the “Preemptive Rights Closing Date”). Subject to Section 4.1(e), if, in connection with any Subject Issuance, the Shareholder gives timely notice of its intent to exercise its right under this Section 4.1 but has not paid for and otherwise effected the Additional Subject Securities Purchase on the Preemptive Rights Closing Date, then the Shareholder shall be deemed to have waived its right to purchase such securities under this Section 4.1 with respect to such Subject Issuance; provided, however, that, subject to Section 4.1(e), the Company shall be entitled to specifically enforce the Shareholder’s exercise of its right to effect the Additional Subject Securities Purchase as set forth in the Shareholder’s notice.

(d) In the event the Notice Period is less than fifteen (15) Business Days and the Shareholder has delivered notice of its desire to effect an Additional Subject Securities Purchase, the Shareholder shall have the option, to be indicated in the notice delivered to the Company, to either (i) consummate the Additional Subject Securities Purchase on the Preemptive Rights Closing Date, or (ii) within six (6) months of the consummation of such Subject Issuance, make open market or privately negotiated purchases of Voting Securities; provided that following such open market or privately negotiated purchases, the Shareholder’s Voting Power will not exceed the Shareholder’s Voting Power immediately prior to such Subject Issuance.

(e) If and to the extent (but only to the extent) that the approval of any Governmental Authority is required for the Shareholder to effect an Additional Subject Securities Purchase for which the Shareholder has given timely notice to the Company of its election to exercise its rights under this Section 4.1 and the Shareholder has used reasonable best efforts to obtain such approval but such approval has not been obtained on or prior to the Preemptive Rights Closing Date, the Shareholder may deliver an irrevocable undertaking to effect the Additional Subject Securities Purchase on or before the date that is ten (10) Business Days following the receipt of such approval, and that the Shareholder shall use reasonable best efforts to obtain such approval as promptly as practicable, provided, that (i) if such approval is not obtained within ninety (90) Business Days after the Shareholder has given timely notice to the Company of its election to exercise its rights under this Section 4.1 and the Shareholder has complied in all material respects with its obligations under this Section 4.1(e), the Shareholder’s notice exercising its rights under this Section 4.1 shall be deemed withdrawn, and (ii) if such approval is obtained within such ninety (90) Business Day period but the receipt of such approval is subject to terms or conditions that are materially adverse to the Shareholder or any Controlled Affiliate, the Shareholder may withdraw such notice to the Company within such ninety (90) Business Day period; and if either clause (i) or (ii) applies, neither the Shareholder nor any Controlled Affiliate shall have any further right or obligation to effect such Additional Subject Securities Purchase and the Shareholder shall have the option, to be indicated in a notice delivered to the Company, in connection with any Subject Issuance, to the extent such shares could not be purchased by the Shareholder from the Company without such approval, for one (1) year after either clause (i) or (ii) applies, to make open market or privately negotiated purchases of Voting Securities; provided, that following such open market or privately negotiated purchases, the Shareholder’s Voting Power shall not exceed the Shareholder’s Voting Power immediately prior to such Subject Issuance.

(f) Except as provided in Section 4.1(g) or Section 4.3, if the Company effects a Subject Issuance and the Shareholder exercises its right to make an Additional Subject Securities Purchase, the Shareholder shall pay an amount per security equal to the cash consideration per security paid by the other purchaser or purchasers of Subject Securities in such Subject Issuance. In the case of an underwritten public offering or a private placement offering under Rule 144A of the Securities Act or similar transaction, the price paid by the Shareholder shall not include any underwriting or initial purchaser’s discount or fees (as disclosed in the final prospectus or offering memorandum).

(g) If the Company effects a Subject Issuance for non-cash consideration (or a combination of cash and non-cash consideration), and the Shareholder exercises its right to make an Additional Subject Securities Purchase, the Shareholder shall pay, per security in the Additional Subject Securities Purchase, the volume-weighted average price per share of Common Stock over the preceding twenty (20) trading days (from the date of the Preemptive Rights Closing Date) on which shares of Common Stock are traded, or able to be traded, on the NYSE (or, if not listed on the NYSE, such other securities exchange upon which shares of Common Stock are then listed or quoted).

(h) In the event that a proposed Subject Issuance is terminated or abandoned by the Company without the issuance of any Subject Securities, then the Shareholder’s purchase rights pursuant to this Section 4.1 shall also terminate as to such proposed Subject Issuance, and any funds in respect thereof paid to the Company by the Shareholder shall be refunded promptly and in full; provided, however, that to the extent the Shareholder has elected to make open market or privately negotiated purchases pursuant to Section 4.1(d), such termination shall not affect any binding transactions entered into by the Shareholder prior to receiving actual notice from the Company of such termination.

(i) Notwithstanding any other provision in this Section 4.1, to the extent the issuance of Voting Securities in an Additional Subject Securities Purchase in the manner contemplated by this Article IV would require, whether under the applicable rules of any stock exchange on which the Voting Securities are listed or otherwise, any approval by the shareholders of the Company that has not been obtained, the Shareholder may purchase in an Additional Subject Securities Purchase such number of Voting Securities as would be permitted without such approval and shall, until such approval is obtained, have the option, in connection with any such issuance of Voting Securities, and to the extent such shares are not purchased by the Shareholder from the Company, to make open market or privately negotiated purchases of Voting Securities, provided, that following such Additional Subject Securities Purchase and open market or privately negotiated purchases, the Shareholder’s Voting Power shall not exceed the Shareholder’s Voting Power immediately prior to such Subject Issuance.

Section 4.2 Shareholder Approval. Prior to the execution of this Agreement, the Shareholder approved and adopted this Agreement for purposes of obtaining the required shareholder approval under the rules and regulations of the NYSE, including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy), in order to permit the exercise of the Shareholder’s preemptive rights under Section 4.1(a) in respect of any Subject Issuance (the “Contractual Preemptive Rights”). Prior to the five (5)-year anniversary of the date of such approval and adoption of this Agreement (such date, the “NYSE Approval Expiration”) (or if the NYSE notifies the Company that such approval or adoption of this Agreement is or will no longer be valid in order to permit, without further approval of the shareholders of the Company, the exercise of the Contractual Preemptive Rights under this Agreement (including in any circumstance requiring shareholder approval of an issuance of common stock, or of securities convertible into or exercisable for common stock, to a “Related Party” as defined in Section 312.03 of the NYSE Listed Company Manual), promptly following such notification (and in any event, no later than the next regularly scheduled annual meeting of the Company)), the Company shall convene a meeting to consider and vote upon a special resolution approving and adopting this Agreement for all purposes under the rules and regulations of the NYSE, including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy), or otherwise, so as to permit the exercise of the Contractual Preemptive Rights (each, a “NYSE Approval Resolution”) until the date that is the five (5)-year anniversary of the approval or adoption of such NYSE Approval Resolution. The Company agrees to use its reasonable best efforts to cause the adoption or passage of each NYSE Approval Resolution. If at any such meeting the NYSE Approval Resolution is not adopted or passed and the NYSE Approval Expiration occurs, (A) every year after such expiration, the Company shall convene a meeting of the shareholders of the Company to vote to adopt or pass a NYSE Approval Resolution and the Company shall take all action within its powers to cause the adoption or passage of such NYSE Approval Resolution, and (B) the Shareholder shall, until such NYSE Approval Resolution is adopted or passed, have the option, to be indicated in a notice delivered to the Company, in connection with any Subject Issuance and, to the extent such shares are not purchased by the Shareholder from the Company, to make open market or privately negotiated purchases of Voting Securities, provided, that following such open market or privately negotiated purchases, the Shareholder’s Voting Power shall not exceed the Shareholder’s Voting Power immediately prior to such Subject Issuance.

Section 4.3 Other Purchase Rights. In the event that a Subject Issuance consists of an issuance by the Company of additional Voting Securities in connection with any restricted stock, stock option, incentive or other award of Common Stock or other capital stock of the Company pursuant to the Company’s equity compensation plans or other employee, consultant or director compensation arrangements approved by the Company Board or a duly authorized committee thereof (whether such award was made before, or is made on or after, the date of this Agreement), and including in connection with the exercise of any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company, the preemptive rights set forth in Section 4.1 shall not apply but the Shareholder may within ninety (90) days of the consummation of such Subject Issuance, make open market or privately negotiated purchases of Voting Securities; provided, that following such open market or privately negotiated purchases, the Shareholder’s Voting Power shall not exceed the Shareholder’s Voting Power immediately prior to such Subject Issuance; provided, however, that if the Shareholder reasonably believes, after consultation with legal counsel, that to make such purchases within such ninety (90)-day period would violate applicable Law (including Section 10(b) of the Exchange Act and any other rules promulgated thereunder), such period shall be tolled until such time as the Shareholder reasonably believes, after consultation with legal counsel, that such purchases would not violate applicable Law (but, in any event, such period shall not be tolled for longer than six (6) months past the date of such Subject Issuance).

Section 4.4 Purchases by Certain Controlled Affiliates. Notwithstanding anything to the contrary in this Agreement, the Shareholder may assign its right to effect an Additional Subject Securities Purchase or to make open market or privately negotiated purchases pursuant to Section 4.1, Section 4.2 or Section 4.3 to one or more Controlled Affiliate(s) that agrees or agree, in customary form, to be bound by the terms of this Agreement (a “Transferee Adoption Agreement”). Upon the execution of such Transferee Adoption Agreement, such Person shall be deemed Shareholder under this Agreement. Notwithstanding any assignment pursuant to this Section 4.4, the Shareholder shall continue to be bound by this Agreement and shall not be released from any of its obligations hereunder.

ARTICLE V.

CORPORATE GOVERNANCE

Section 5.1 Board Representation.

(a) Upon the Closing, the Company Board shall consist of up to twelve (12) Directors, which shall include (i) two (2) Directors who were members of the board of directors of UIL immediately prior to the Closing (other than the chief executive officer of UIL immediately prior to the Closing) selected by the Company (the “UIL Directors”), and (ii) the chief executive officer of UIL immediately prior to the Closing. The initial UIL Directors shall be Messrs. Arnold L. Chase, John L. Lahey and James P. Torgerson.

(b) (i) For a period of five (5) years after the Closing, the Company Board shall consist of at least five (5) Independent Directors; provided that, solely for the purposes of this Section 5.1(b)(i), each of Mr. John E. Baldacci and Mr. Arnold L. Chase, to the extent he is a Director during such period, shall be deemed an “Independent Director” irrespective of whether he qualifies as an Independent Director hereunder.

(ii) Following the five (5)-year period described in Section 5.1(b)(i) above, the Company Board shall consist of at least four (4) Independent Directors provided that, solely for the purposes of this Section 5.1(b)(ii), either Mr. Baldacci or Mr. Chase (but not both), to the extent he is a Director during such period, shall be deemed an “Independent Director” irrespective of whether he qualifies as an Independent Director hereunder.

(iii) In the event of the resignation, removal or death of Mr. Baldacci and/or Mr. Chase (or their respective replacements on the Company Board), or if Mr. Baldacci and/or Mr. Chase (or their respective replacements on the Company Board) decide not to stand for reelection to the Company Board or are otherwise unable or unwilling to serve on the Company Board, the Stockholder shall nominate a person to serve on the Company Board in lieu thereof who qualifies as an Independent Director hereunder.

(c) For a period of three (3) years after the Closing, the Company Board shall nominate the two (2) UIL Directors for election to the Company Board, and the Shareholder shall vote its shares of Voting Securities in favor of such UIL Directors to be elected to the Company Board. In the event of the resignation, removal or death of any UIL Director serving on the Company Board during such three (3)-year period, such UIL Director’s replacement shall be nominated by vote of the Unaffiliated Committee, and the Shareholder shall vote its shares of Voting Securities in favor of such nominee to be elected to the Company Board for the duration of such three (3)-year period.

(d) The Company and the Shareholder shall take all actions within their respective power to cause the composition and powers of the Company Board and its committees to at all times satisfy and be subject to the requirements of applicable Law (including the rules of the NYSE), this Agreement and the Organizational Documents of the Company, as amended from time to time. For the avoidance of doubt, nothing in the foregoing shall restrict or limit the Company’s ability to amend its Organizational Documents from time to time in accordance with their terms and applicable Law.

(e) Subject to Section 5.1(a)-(d), and except as otherwise required by applicable Law, for so long as the Voting Power of the Shareholder is fifty percent (50%) or more, the Shareholder shall have the right to designate the individuals to be nominees for election to the Company Board (“Shareholder Designees”), and the Company and the Shareholder shall use their reasonable best efforts to cause such Shareholder Designees to be elected to the Company Board; provided that at any time when the Voting Power of the Shareholder is less than fifty percent (50%), (i) the Shareholder shall have the right to designate such number of Shareholder Designees equal to the Shareholder’s Voting Power multiplied by the total number of Directors that the Company would have if there were no vacancies on the Company Board, rounded to the nearest whole number (and in any event not less than one (1)) and (ii) the Shareholder shall vote all of its shares of Voting Securities in elections of Directors to be elected to the Company Board in favor of the nominees recommended by the Company Board.

(f) Subject to Section 5.1(b), and except as otherwise required by applicable Law, for so long as the Voting Power of the Shareholder is fifty percent (50%) or more, in the event that a vacancy is created at any time by the death, disability, retirement, disqualification, resignation or removal (with or without cause), the Shareholder shall have the right to designate a replacement to fill such vacancy. The Company shall cause such vacancy to be filled by the replacement so designated and the Company Board shall promptly elect such designee to the Company Board. Any Shareholder Designee elected in accordance with this Section 5.1 shall hold office for the remainder of the full term in which the vacancy occurred or to which the new Shareholder Designee is elected, until his or her successor is elected or until his or her earlier resignation or removal in accordance with this Section 5.1. Without the consent of the Shareholder, neither the Company nor the Company Board shall appoint any other Person to fill any such vacancy.

(g) Except as otherwise expressly provided herein or as required by applicable Law or the Organizational Documents of the Company, for so long as the Voting Power of the Shareholder is fifty percent (50%) or more, the Shareholder and its Controlled Affiliates shall be entitled to exercise their Voting Power to change the size and composition of the Company Board.

(h) Subject to applicable Law, no Shareholder Designee shall be obligated to present any particular business opportunity to the Company that he or she becomes aware of by virtue of his or her position as an officer or employee of the Shareholder or its Affiliates.

(i) Any election by the Shareholder not to exercise (in whole or in part) the right to designate all or a portion of the Shareholder Designees shall not constitute a permanent waiver or relinquishment of such right. If the Shareholder elects not to exercise its right to designate a Shareholder Designee, the Company shall have no right to fill such vacancy.

(j) The Shareholder shall, and shall cause the Shareholder Designees to, use reasonable best efforts to timely provide the Company with accurate and complete information relating to the Shareholder and the Shareholder Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to the Shareholder Designees in a proxy statement pursuant to Rule 14a-101 promulgated under the Exchange Act.

(k) The Company shall take all actions within its power not to permit any amendment to the Company’s Organizational Documents that would alter or modify in an adverse manner the Shareholder’s rights under this Article V without the written approval of the Shareholder.

Section 5.2 Specified Restrictions.

(a) The Shareholder and/or the Company shall not enter into or effectuate any Going Private Transaction (including any “squeeze-out” transaction of the Public Shareholders) without the prior approval of both (i) the majority of the members of the Unaffiliated Committee and (ii) a majority of the Votes represented by the Voting Securities then owned by the Public Shareholders.

(b) The Shareholder shall not cause the Company to, and the Company shall not, enter into or effectuate any transaction for the acquisition of the Company by another Person (including any stock acquisition, reorganization, merger or consolidation) that results in all shareholders of the Company exchanging their Voting Securities for cash or securities, unless all shareholders of the Company (including the Shareholder and the Controlled Affiliates) are entitled to the same per share consideration (in form and amount) to be received in such transaction by the Shareholder and its Affiliates (or if such consideration is not cash or publicly traded on a stock exchange in the United States, an equivalent cash amount).

(c) In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, the Company shall not enter into any transaction between, or involving both (i) the Company or any of its Subsidiaries or any of its Controlled Joint Ventures, and (ii) the

Shareholder or an Affiliate of the Shareholder (other than the Company, its Subsidiaries and its Controlled Joint Ventures) unless such transaction is both (A) approved by a majority of the members of the Unaffiliated Committee and (B) on an arms’ length basis.

(d) From and after the Closing, the Closing Shareholder Services will not be provided at higher costs to the Company or its Subsidiaries or Controlled Joint Ventures than as reflected in the expenses shown in the Green IFRS Financial Statements (as such term in defined in the Merger Agreement), except (i) in the case of ordinary course market adjustments of such costs made on arm’s length basis, or (ii) as otherwise approved by the majority of the members of the Unaffiliated Committee.

Section 5.3 Waiver of Class Rights.

(a) The rights of the Shareholder under this Agreement are not rights attaching to the Voting Securities or any other securities of the Company held by the Shareholder or the Controlled Affiliates. The Voting Securities or any other securities of the Company held by the Shareholder or the Controlled Affiliates shall not constitute a separate class of equity share capital of the Company as a result of the rights of the Shareholder under this Agreement. Accordingly, the Shareholder shall not, and shall procure that the Controlled Affiliates shall not, claim or assert any such class rights that, in each case, the relevant shareholder(s) would not be able to claim or assert in the absence of this Agreement.

(b) If, notwithstanding the provisions of Section 5.3(a), a court of competent jurisdiction shall find that, due to the rights of the Shareholder under this Agreement, under applicable Law the Voting Securities or any other securities of the Company held by the Shareholder or the Controlled Affiliates do constitute a separate class of Voting Securities or any other securities of the Company, the Shareholder hereby undertakes to and covenants with the Company that it shall, and shall procure that the Controlled Affiliates shall, vote in favor of the relevant variation of class rights in accordance with any voting obligation to which it is subject under this Agreement.

ARTICLE VI.

OTHER AGREEMENTS

Section 6.1 Transfer Restrictions.

(a) For a period of eighteen (18) months after the Closing (the “Lockup Period”), the Shareholder shall not, and shall not permit its Affiliates to, Transfer any Voting Securities that are Beneficially Owned thereby, except for:

(i) Transfers made pursuant to a Change of Control Transaction in which all shareholders of the Company (including the Shareholder) are entitled to participate in such transaction (on a pro rata basis) and are entitled to the same per share consideration (in form and amount) to be received in such transaction by the Shareholder and its Affiliates (or if such consideration is not cash or publicly traded on a stock exchange in the United States, an equivalent cash amount);

(ii) Transfers to one or more Controlled Affiliates that agrees or agree to be bound by the terms of this Agreement by executing and delivering to the Company a Transferee Adoption Agreement; or

(iii) Transfers made after the date that is twelve (12) months after the Closing that have been approved by the majority of the members of the Unaffiliated Committee, after having received the advice of a nationally recognized independent investment banking firm in connection therewith.

(b) For a period of three (3) years after the Closing, the Shareholder shall not, and shall not permit the Controlled Affiliates to, Transfer more than an aggregate of ten percent (10%) of the outstanding Voting Securities in any transaction or series of transactions, unless all shareholders of the Company are entitled to participate in such transaction (on a pro rata basis) and are entitled to the same per share consideration as the Shareholder and its Affiliates (in form and amount) to be received in such transaction (or if such consideration is not cash or publicly traded on a stock exchange in the United States, an equivalent cash amount).

Section 6.2 Information Rights.

(a) The Company shall provide the Shareholder, on an ongoing and confidential basis, such access to and information with respect to the Company’s and its Subsidiaries’ businesses, operations, plans and prospects as the Shareholder may from time to time reasonably determine it requires in order to (1) appropriately manage and evaluate its investment in the Company, (2) comply with its reporting obligations to any applicable Governmental Authority, (3) comply with its internal policies from time to time, (4) support the Shareholder’s strategic planning, (5) prepare its tax returns, and/or (6) comply with its provision of information obligations pursuant to any financing facility binding upon the Shareholder, including (i) the right to routinely consult with senior management of the Company with respect to the Company’s and its Subsidiaries’ businesses and financial matters, including annual operating plans, and (ii) the right to inspect all books and records (including rating agencies and analysts reports) and all facilities and properties of the Company and its Subsidiaries, including to the extent necessary for the preparation of the Shareholder’s financial statements and securities filings, provided, however, that (x) any confidential information provided by the Company to the Shareholder pursuant to this Section 6.2 shall be used only by the Shareholder to manage and evaluate its investment in the Company, and to prepare its financial statements and securities filings and (y) the Shareholder shall, and shall cause its and its Controlled Affiliates’ Representatives to, keep confidential all information and documents of the Company and its Affiliates obtained by the Shareholder, unless (i) the release of such information is required (by deposition, interrogatory, requests for information or documents by a Governmental Authority, subpoena or similar process) to be disclosed by applicable Law, provided that the Shareholder shall furnish only such information that the Shareholder’s legal counsel advises is legally required, and shall in good faith take all reasonable steps necessary to seek confidential treatment of such information by any Governmental Authority to which it is required to be furnished, and provided, further, that the Shareholder shall notify the Company promptly upon becoming aware of such disclosure requirement or (ii) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge. Without limiting the foregoing, (x) as soon as available (and, in any event within sixty (60) days) after the end of each fiscal year of the Company (or the earlier date by which the information is required to be filed by the Exchange Act), the Company shall deliver to the Shareholder the annual financial statements required to be filed by the Company under the Exchange Act (or, if such financial statements are not required to be filed under the Exchange Act, such annual financial statements the Company would be required to file under the Exchange Act if the Company was subject to the reporting obligations of Section 13 of the Exchange Act), and (y) as soon as available after the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days (or the earlier date by which the information is required to be filed under the Exchange Act), the Company shall deliver the quarterly financial statements required to be filed by the Company under the Exchange Act (or, if such financial statements are not required to be filed under the Exchange Act, the financial statements the Company would be required to file under the Exchange Act if the Company was subject to the reporting obligations of Section 13 of the Exchange Act), together with such supporting detailed information as the Shareholder may reasonably request to enable it to prepare its own financial statements and securities filings. The Company shall reasonably cooperate with the Shareholder and the Controlled Affiliates and reasonably assist the Shareholder in connection with the inclusion of the Company’s financial statements and other information required in the Shareholder’s own financial statements and securities filings, including providing reasonable access to the Shareholder’s employees and outside accountants as may be required in connection therewith. The Shareholder shall reimburse the Company for all reasonable documented out-of-pocket costs and expenses incurred by the Company in connection with such cooperation and assistance. The Company may decline to provide the Shareholder with confidential, competitively sensitive information if providing such information, at the advice of the Company’s outside counsel, would be reasonably likely to violate applicable Law.

(b) The Shareholder shall, upon request in writing by the Company, as promptly as practicable, provide to the Company any information regarding the Shareholder and the Controlled Affiliates that is required for the Company to comply with applicable Laws (but only to the extent required), including the rules of any national securities exchange or inter-dealer quotation system on which the Company’s securities may be listed or quoted; provided, however, that nothing in the foregoing shall obligate the Shareholder to provide the Company any records relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Merger Agreement, including confidential communications with financial and other advisors and legal counsel representing the Shareholder or any of its Affiliates, and confidential information provided by the Shareholder to the Company shall be used only by the Company for such purposes.

(c) The Shareholder hereby acknowledges that it is aware, and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities Laws prohibit any Person who is in possession of material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities, and that the Shareholder intends for it and its Representatives to comply with the requirements of such Laws.

Section 6.3 Other Business Activities.

(a) For so long as the Voting Power of the Shareholder is fifty percent (50%) or more, the Shareholder shall not, and shall cause the other Controlled Affiliates not to, engage in actions that would reasonably be expected to impair the executive officers of the Company and its Subsidiaries from conducting the Company’s and its Subsidiaries’ business or operations in a manner substantially consistent with such business or operations as of immediately following the Closing.

(b) Subject to Section 6.3(a) and without limiting anything contained in the Organizational Documents of the Company and its Subsidiaries, the Company hereby recognizes and acknowledges that the Shareholder and its Affiliates own, engage or participate in businesses and business activities that compete, or may compete, with the businesses of the Company and its Subsidiaries. Accordingly, it is hereby acknowledged and agreed that neither the execution of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby (including the Shareholder’s or the Controlled Affiliate’s ownership of Voting Securities) precludes or limits any of the Shareholders and its Affiliates from, directly or indirectly, owning, engaging or participating in any business or business activity at any time and in any geographical location, including such businesses or business activities that compete, or may compete, with the Company or its Subsidiaries or any of their respective businesses, except as expressly provided in Section 6.3(a).

ARTICLE VII.

EFFECTIVENESS AND TERMINATION

Section 7.1 Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to Section 7.2.

Section 7.2 Termination. At such time that the Shareholder’s Voting Power is twenty percent (20%) or less, all provisions of this Agreement, other than Section 3.9, Section 5.1(b), this Article VII and Article VIII (except for Section 8.1, Section 8.2 and Section 8.3), shall terminate; provided, that following termination of this Agreement the Shareholder shall have (i) one (1) additional Demand Registration, and (ii) unlimited piggyback registration rights pursuant to Section 3.2 in respect of any Piggyback Registration, and the provisions of Article III relating to such rights shall survive any termination of the other provisions of the Agreement until the earlier of such time that the Shareholder (A) ceases to own, directly or indirectly, a Registrable Amount, or (B) may sell all its remaining Registrable Securities without registration under the Securities Act.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Public Announcement. The Shareholder and the Company shall reasonably cooperate and work in good faith with one another when preparing public announcements (including press releases) relating to the other Party or the Shareholder’s investments in the Company.

Section 8.2 Legend on Securities.

(a) Each certificate representing Voting Securities Beneficially Owned by the Shareholder or any of the Controlled Affiliates and subject to the terms of this Agreement shall bear the following legends (the “Legends”) on the face thereof (it being understood that if such shares are not certificated, other appropriate restrictions shall be implemented to give effect to the provisions of this Section 8.2):

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT, DATED DECEMBER 16, 2015, BETWEEN AVANGRID, INC. AND IBERDROLA, S.A., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF AVANGRID, INC.”

(ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b) Upon any acquisition by the Shareholder or any Controlled Affiliate of Beneficial Ownership of Voting Securities, the Shareholder shall, or shall cause any such Controlled Affiliate to, submit the certificates representing such Voting Securities to the Company so that the Legends (to the extent required by this Section 8.2 and, in the case of Section 8.2(a)(ii), to the extent applicable) may be placed thereon (if not so endorsed upon issuance).

(c) Upon request of the Shareholder and receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such Legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause all or the applicable portion of the Legend to be removed from any certificate for any Voting Securities Beneficially Owned by the Shareholder or any of the Controlled Affiliates to be Transferred in accordance with the terms of this Agreement.

Section 8.3 Application of Agreement to Additional Voting Securities. Any additional Voting Securities of which the Shareholder or any of the Controlled Affiliates acquires Beneficial Ownership following the Closing shall be subject to this Agreement as fully as if such Voting Securities were Beneficially Owned by such Person as of the Closing.

Section 8.4 Remedies.

(a) Each Party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement. Each Party therefore agrees that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other Party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain the other Party and its Controlled Affiliates from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it and its Controlled Affiliates, without the necessity of posting bond or other security, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 8.5 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except as otherwise specifically provided in Section 3.9. Except as otherwise specifically provided in Section 4.4, neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Party, and the approval of any such assignment by the Shareholder shall require the approval of (i) the Company Board and (ii) a majority of the members of the Unaffiliated Committee.

Section 8.6 Amendments; Waivers. This Agreement may be amended only by an agreement in writing executed by the Company and the Shareholder; provided that any amendment of this Agreement shall require the approval of (i) the Company Board, and (ii) a majority of the members of the Unaffiliated Committee. Any Party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving Party. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.7 No Third Party Rights. Except as provided in Section 3.9, nothing expressed or referred to in this Agreement is intended to, or will be, construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim. The rights of third parties under Section 3.9 may be terminated, rescinded or modified by mutual agreement of the Parties, without the consent of any such third party.

Section 8.8 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address, or email address for a party as shall be specified in a notice given in accordance with this Section 8.8; provided, however, that delivery by electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:

if to the Shareholder:

Iberdrola, S.A.

Tomás Redondo 1

28033 Madrid, Spain

Telephone: +34 (91) 325 77 64

Attention: Manuel Toledano

Email: mtoledano@iberdrola.es

if to the Company, to:

Avangrid, Inc.

52 Farm View Drive

New Gloucester, Maine 04260

Telephone: 207-688-6363

Attention: R. Scott Mahoney, General Counsel

Email: scott.mahoney@avangrid.com

Section 8.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the any choice or conflict of law principles or rules (whether of the State of New York or any other jurisdiction) that would mandate the application of the Laws of any jurisdiction other than the State of New York. Subject to Section 8.10, the Parties hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder (including any action to enforce any arbitration award under this Agreement) in the competent courts of the State of New York, or, if such courts do not have subject matter jurisdiction, the federal courts sitting in the State of New York, and the Parties agree that service of process may be accomplished pursuant to Section 8.8. Notwithstanding anything to the contrary in this Section 8.9(a), if at any time hereafter the Company is redomiciled to Delaware, the phrase “State of New York” in this Section 8.9(a) shall automatically be replaced with the phrase “State of Delaware”.

(b) EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT (INCLUDING IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATORS’ DECISION OR AWARD PURSUANT TO Section 8.10).

Section 8.10 Disputes Resolution.

(a) The Parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement shall be submitted for mediation, and if the matter is not resolved through mediation, then it shall be submitted to the American Arbitration Association, for final and binding arbitration pursuant to the other provisions of this Section 8.10. Either Party, or the Unaffiliated Committee on behalf of the Company upon resolution approved by a majority of the members of the Unaffiliated Committee, may commence mediation by providing to the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties shall select a mediator and the procedures under which the mediation is to be conducted by mutual agreement, provided that if, on the date that is thirty (30) days after the written request for mediation is given, the Parties have not agreed upon a mediator and such procedures, then the Parties shall provide to the American Arbitration Association a written request for mediation under the American Arbitration Association’s Commercial Mediation Procedures, setting forth the subject of the dispute and the relief requested, and a neutral mediator shall be appointed by the American Arbitration Association administrator. The Parties will cooperate with the American Arbitration Association and with one another in scheduling the mediation proceedings. The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their Representatives, and by the mediator or any American Arbitration Association employees (including, for the avoidance of doubt, any true and correct translations thereof), are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or nondiscoverable as a result of its use in the mediation. Either Party, or the Unaffiliated Committee on behalf of the Company upon resolution approved by a majority of the members of the Unaffiliated Committee, may initiate arbitration by notice (a “Request for Arbitration”) to any other Party at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the Parties so desire. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by American Arbitration Association rules or by agreement of the Parties. However, this limitation is inapplicable to a Party if the other Party refuses to comply with the requirements of this Section 8.10(a). All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The Parties will take such action, if any, required to effectuate such tolling. If a mediation or arbitration is commenced by the Unaffiliated Committee on behalf of the Company, the Unaffiliated Committee on behalf of the Company shall be empowered to do or cause to be done (or forebear from doing) any and all acts reasonably deemed by a majority of the members of the Unaffiliated Committee to be necessary or appropriate in furtherance of the purposes of the Company with respect to such mediation or arbitration, including without limitation determining to settle, resolve, withdraw or appeal such mediation or arbitration.

(b) Subject to Section 8.10(a), any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the negotiation, execution or performance hereof, including any dispute regarding its arbitrability, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association, provided that a Request for Arbitration is given after the Earliest Initiation Date (except as otherwise provided in Section 8.10(a)). An arbitration shall be conducted in accordance with the American Arbitration Association rules governing commercial arbitration in effect at the time the Request for Arbitration is filed (the “AAA Rules”), except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be New York City, New York. The arbitration shall be conducted by an arbitrator appointed by mutual agreement of the Parties; provided that in the event the Parties fail to agree on the appointment of an arbitrator within fifteen (15) days after delivery of the Request for Arbitration, such arbitrator shall be appointed by the American Arbitration Association pursuant to the AAA Rules. If the arbitrator is appointed by the American Arbitration Association, such arbitrator shall be a retired judge or justice from any United States federal jurisdiction. Any arbitrator shall have had no business relationship (other than acting as arbitrator or mediator) or familial relationship with any Party, or any Affiliate of any Party, or any Representative of any Party in a significant matter during the past ten (10) years. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The Parties may mutually agree to extend the time limits specified in the foregoing Section 8.10(b).

(c) The arbitrators will apply the substantive law (and the law of remedies, if applicable) as provided in Section 8.9(a), and will be without power to apply any different substantive law, and, for the avoidance of doubt, shall maintain all proceedings in confidence. The arbitrators will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing Party. The arbitrators shall also have the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrators may entertain a motion to dismiss and/or a motion for summary judgment by either Party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim (or any portion thereof), without holding an evidentiary hearing, if, after affording the Parties an opportunity to present written submission and documentary evidence, the arbitrators conclude that there is no material issue of fact and that the claim or counterclaim (or a portion thereof) may be determined as a matter of law. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrators’ award by any court. The arbitrators’ award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, either Party may seek injunctive relief, specific performance, or other equitable remedies from a court in accordance with Section 8.9(a).

Section 8.11 Construction. The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 8.12 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter. In the event of any inconsistency, discrepancy or contradiction between the provisions of the Merger Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.

Section 8.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction or invalid or unenforceable in any situation shall, as to that jurisdiction or to that situation, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction or in any other situation. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

IBERDROLA, S.A.

By:	/s/ Julián Martínez-Simancas
Name:	Julián Martínez-Simancas
Title:	General Secretary and Secretary to the Board of Directors

AVANGRID, INC.

By:	/s/ Robert D. Kump
Name:	Robert D. Kump
Title:	Chief Corporate Officer